EXHIBIT 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Optimal Group Announces Fourth Quarter and

2005 Year End Results

---$13.6 million ($0.52/share) in Underlying Earnings for Q4 2005---

---$38.5 million ($1.52/share) in Underlying Earnings for 2005---

---Increases Financial Guidance for Q1 2006---

Montreal, Quebec, March 6, 2006—Optimal Group Inc. (NASDAQ:OPMR) today announced its financial results for the fourth quarter and year ended December 31, 2005. All references are to U.S. dollars.

Revenues for the fourth quarter ended December 31, 2005 were $61.9 million compared to $30.9 million in the fourth quarter ended December 31, 2004.

Underlying earnings from continuing operations before income taxes and non-controlling interest for the fourth quarter were $13.6 million or $0.52 per diluted share compared to $4.9 million or $0.21 per diluted share in the fourth quarter of 2004.

Underlying earnings from continuing operations before income taxes and non-controlling interest is a non-GAAP (Generally Accepted Accounting Principles) financial measure that excludes amortization of intangibles, amortization of property and equipment, inventory write-downs, stock-based compensation expense, restructuring costs, foreign exchange, impairment losses, gain on sale of investments, income taxes, non-controlling interest and discontinued operations. A reconciliation of Optimal's underlying earnings from continuing operations before income taxes and non-controlling interest is included in Annex A to the Company's consolidated financial statements attached below.

Net loss incurred in the fourth quarter ended December 31, 2005 was $20.6 million or $0.89 per share, which includes stock-based compensation of $14.1 million or $0.61 per share ($0.54 per diluted share), due primarily to the accelerated vesting in the fourth quarter of all unvested stock options and restricted share units, impairment losses of $7.1 million or $0.31 per share pertaining to the Company’s hardware maintenance and repair outsourcing services business segment, and $3.3 million or $0.14 per share of restructuring costs. The net earnings for the comparable year-earlier period were $0.5 million or $0.02 per diluted share, which included amortization of stock-based compensation of $1.9 million or $0.08 per diluted share.

Optimal Group Announces Fourth Quarter and 2005 Year End Results	Page 2

Optimal's Board of Directors approved the accelerated vesting, in the fourth quarter, of all unvested stock options previously awarded to employees, officers and directors to eliminate compensation expense that would otherwise be recognized in Optimal's income statement with respect to these stock options. Optimal's Board of Directors took this action with the belief that it is in the best interest of shareholders as it will reduce the Company's reported non-cash, compensation expense in future periods. The primary purpose of the acceleration is to eliminate future non-cash, compensation expenses associated with the accelerated options that the Company would otherwise recognize. As a result of the accelerated vesting, and the concurrent accelerated vesting of unvested FireOne Group plc restricted share units, Optimal recorded a non-cash, one-time stock compensation expense in the fourth quarter totaling $14.1 million, which will result in the elimination of quarterly stock based compensation expense in the same aggregate amount that would otherwise be required to be recognized over the six quarters ending June 30, 2007.

The unvested options which were accelerated are comprised of options granted under the

Company's stock option plan and options originally granted by Terra Payments Inc. and assumed by Optimal upon its acquisition of Terra Payments. In order to prevent unintended personal benefits to employees, officers and directors, the Board of Directors imposed restrictions on any shares received through the exercise of accelerated options held by those individuals. These restrictions prevent the sale of any stock obtained through exercise of an accelerated option prior to the earlier of the original vesting date or the individual's termination of employment. The Board of Directors of FireOne Group imposed a similar restriction upon the sale of the ordinary shares underlying the FireOne Group restricted share units in respect of which the vesting was accelerated.

Revenues for the year ended December 31, 2005 were $181.4 million compared to $89.4 million in the year ended December 31, 2004.

Underlying earnings from continuing operations before income taxes and non-controlling interest were $38.5 million or $1.52 per diluted share for the year ended December 31, 2005 compared to underlying earnings from continuing operations before income taxes and non-controlling interest of $7.3 million or $0.36 per diluted share for fiscal 2004.

Net earnings for the year ended December 31, 2005 were $0.6 million or $0.02 per diluted share, which includes stock-based compensation of $22.4 million or $0.88 per diluted share, impairment losses of $8.7 million or $0.34 per diluted share pertaining to the Company’s hardware maintenance and repair outsourcing services business segment, and $3.6 million or $0.14 per diluted share of restructuring costs which includes a charge of $3.3 million in connection with the departure of a senior executive. The net loss for the comparable year-earlier period was $9.3 million or $0.46 per diluted share which included amortization of stock-based compensation of $5.7 million or $0.28 per diluted share.

Optimal Group Announces Fourth Quarter and 2005 Year End Results	Page 3

Balance Sheet Highlights

Optimal's consolidated balance sheet remains strong. At year-end, the Company had:

•	cash, cash equivalents, short-term investments (including amounts held in reserve) and settlement assets net of customer reserves, security deposits and bank indebtedness of $106.2 million;
•	working capital, excluding cash and short-term investments held as reserves, of $62.2 million; and
•	shareholders' equity of $203.3 million.

Commenting on the announcement, Holden L. Ostrin, Co-Chairman of Optimal, said, “We are very pleased with our performance in 2005 and with the direction of our businesses. The fourth quarter of 2005 closes out a successful year for our core payments businesses. Throughout the year, Optimal has demonstrated strong and consistent sequential growth and we are looking forward to a continuation of that in 2006. Our focus on card-not-present transactions has enabled us to scale our business while simultaneously managing the inherent risk in those types of transactions.”

Mr. Ostrin continued, “Our financial results for 2005 were strong. Optimal generated significant cash flow as demonstrated by our $38.5 million in underlying earnings before income taxes and non-controlling interest on total revenue of $181.4 million. 2005 was a very active year with a number of transactions completed. We remain very focused on the execution of the business plan that we have put in place for Optimal.”

Increasing First Quarter 2006 Guidance

Optimal today announced that it is increasing its financial guidance for the first quarter of 2006. Optimal now expects to report adjusted earnings per diluted share of $0.23 to $0.25 based on fully diluted shares outstanding of approximately 26.4 million. Optimal’s original guidance for this period was to report adjusted earnings per diluted share of $0.21 to $0.23 based on fully diluted shares outstanding of approximately 26.4 million. The revised guidance provided today reflects, among other things, better than expected performance across certain of our business segments.

Adjusted earnings per diluted share is a non-GAAP (generally accepted accounting principles) financial measure that excludes foreign exchange gains and losses and related income tax effects. Changes in foreign exchange rates are outside of the Company’s normal operations and therefore difficult to forecast with any accuracy.

Use of Adjusted Earnings per Diluted Share

In addition to the financial measures prepared in accordance with GAAP, Optimal uses certain non-GAAP financial measures, including adjusted earnings per diluted share. Optimal believes that the inclusion of such measures helps investors to gain a better understanding of its core operating results and future prospects and is consistent with how management measures and

Optimal Group Announces Fourth Quarter and 2005 Year End Results	Page 4

forecasts the Company’s operational and financial performance, especially when comparing such results to previous periods or forecasts.

As a result of the accelerated vesting of all of the Company’s outstanding stock options and all of FireOne Group’s outstanding restricted share units in the fourth quarter of 2005, Optimal accelerated the recognition of the non-cash compensation expense that would otherwise be recognized in future income statements. Having eliminated this non-cash compensation expense, Optimal believes that providing guidance on adjusted earnings per diluted share gives investors a better understanding of the Company’s performance and Optimal will therefore discontinue providing “underlying earnings” guidance commencing with the first quarter of 2006.

Optimal will provide a reconciliation of adjusted earnings per diluted share in an annex to the Company’s earnings release on a quarterly basis commencing in the first quarter of 2006.

Key assumptions and sensitivities

For the purposes of projecting our first quarter 2006 adjusted earnings per diluted share, we have made the following principal assumptions: there will be no events, such as the exercise or grant of stock options or restricted share units, which will significantly impact the number of fully diluted shares outstanding; first quarter growth in both the gaming and non-gaming payment processing industries will approximate the growth experienced in recent quarters; we will be successful in the continuing integration of the business assets acquired in 2005 by our payments business, and no unanticipated expenses will be incurred; bad debt expense will be consistent with our bad debt experience over recent quarters; and we will not suffer the loss, due to insolvency or otherwise, of any customer that accounts for a significant portion of the revenues of our payments or services business. Although we believe that the assumptions underlying our statement as to projected first quarter 2006 adjusted earnings per diluted share are reasonable, any of those assumptions could prove to be inaccurate and, therefore, there can be no assurance that such projection will prove to be accurate.

Our statement as to projected first quarter 2006 adjusted earnings per diluted share is forward looking, and does not take into account the potential impact of any future divestitures, acquisitions, mergers or other business combinations. Furthermore, our actual first quarter 2006 adjusted earnings per diluted share are subject to the risks and uncertainties summarized below under “Forward Looking Statements” and could differ materially from our projection. As well, the non-GAAP financial results of Optimal’s results of operations are not meant to be considered superior to or a substitute for Optimal’s results of operations prepared in accordance with GAAP.

Optimal's conference call will be held on Tuesday, March 7, 2006 at 10:00 am (EST). It is the intent of Optimal's conference call to have the question and answer session limited to institutional analysts and investors. The call can be heard beginning at 10:00 am (EST) as an audio webcast via Optimal's website at www.optimalgrp.com. As well, Optimal invites retail brokers and individual investors to hear the conference call replay by dialing 514-861-2722 / 1-800-408-3053 access code 3176210#. The replay may be heard beginning at 2:00 pm (EST) on March 7, 2006 and will be available for five business days thereafter.

Optimal Group Announces Fourth Quarter and 2005 Year End Results	Page 5

About Optimal Group Inc.

Optimal Group Inc. is a leading payments and services company with operations throughout North America, the United Kingdom and Ireland. Through Optimal Payments, we process credit card payments for Internet businesses, mail-order/telephone-order and retail point-of-sale merchants, and process electronic checks and direct debits online and by phone. Through FireOne Group (London/AIM: FPA.L) and its subsidiaries, we process online gaming transactions through the use of credit and debit cards, electronic debit and through FirePay (www.firepay.com), a leading stored-value, electronic wallet. FireOne Group offers FirePay for non-gaming purchases as well. Through Optimal Services Group, we provide repair depot and field services to retail, financial services and other third-party accounts.

For more information about Optimal, please visit the Company's website at www.optimalgrp.com.

Gary Wechsler

Chief Financial Officer

Optimal Group Inc.

(514) 738-8885

gary@optimalgrp.com

Forward-Looking Statements:

Statements in this release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as the following: our ability to retain key personnel is important to our growth and prospects; we may be unable to find suitable acquisition candidates and may not be able to successfully integrate businesses that may be acquired into our operations; our contracts for hardware maintenance and repair outsourcing services may not be renewed or may be reduced; our hardware maintenance and repair outsourcing services business is affected by computer industry trends; our hardware maintenance and repair outsourcing services business operates in a market subject to rapid technological change; our per incident hardware maintenance and repair outsourcing services revenues are variable; we operate in a highly competitive market and there is no assurance that we will be able to compete successfully against current or future competitors; we rely on single suppliers for some of our inventory; we may not be able to accurately predict our inventory requirements; our hardware maintenance and repair outsourcing services business may be subject to unforeseen difficulties in managing customers’ equipment; our hardware maintenance and repair outsourcing services business may fail to price fixed fee contracts accurately; our payments business is at risk of loss due to fraud and disputes; our payments business may not be able to safeguard against security and privacy breaches in our electronic transactions; our payment system might be used for illegal or improper purposes; we must comply with credit card and check clearing association rules and practices which could impose additional costs and burdens on our payments business; we may not be able to develop new products that are accepted by our customers; the failure of our systems, the systems of third parties or the internet could negatively impact our business systems or our reputation; the legal status of internet gaming is uncertain and future regulation may make it costly or impossible to continue processing for gaming merchants; we face uncertainties with regard to lawsuits, regulations and similar matters; increasing government regulation of internet commerce could make it more costly or difficult to continue our payments business; we rely on strategic relationships and suppliers; it may be costly and/or time-consuming to enforce our rights with respect to assets held in foreign jurisdictions; our ability to protect our intellectual property is key to the future growth of our payments business; we operate in a competitive market for our products and services; our business systems are based on sophisticated technology which may be negatively affected by technological defects and product development delays; our payments business relies upon encryption technology to conduct secure electronic commerce transactions; the ability of our payments business to process electronic transactions depends on bank processing and credit card systems; we are subject to exchange rate fluctuations between the U.S. and Canadian dollars; we may be subject to liability or business interruption as a result of unauthorized disclosure of merchant and cardholder data that we store; our business is subject to fluctuations in general business conditions; we may be subject to additional litigation stemming from our operation of the U-Scan self-checkout business.

For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations", “Legal Proceedings” and "Forward Looking Statements" sections of our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC.

All information in this release is as of March 6, 2006. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Consolidated Balance Sheets, Statements of Operations and Statements of Cash Flows follow:

OPTIMAL GROUP INC.
Consolidated Statements of Operations

Three and twelve month periods ended December 31, 2005 and 2004
(expressed in thousands of US dollars)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
	Unaudited	Unaudited	Unaudited	Audited

Revenues	$61,891	$30,873	$181,351	$89,373
Expenses:
Transaction processing and service costs	33,640	17,475	95,898	54,544
Selling, general and administrative	14,248	7,817	44,586	24,369
Inventory write-downs pertaining to service costs	-	-	-	2,931
Amortization of intangibles pertaining to transaction processing and service costs	3,139	829	8,626	2,542
Amortization of property and equipment	586	549	2,161	1,788
Stock-based compensation pertaining to selling, general and administrative	14,090	1,904	22,403	5,736
Research and development	808	409	2,359	1,511
Operating leases	1,081	863	4,123	3,298
Restructuring costs	3,299	-	3,565	923
Foreign exchange (gain) loss	(91)	(894)	1,252	(1,021)
Impairment losses	7,142	-	8,657	-
	77,942	28,952	193,630	96,621

(Loss) earnings from continuing operations before undernoted items	(16,051)	1,921	(12,279)	(7,248)

Investment income	1,518	552	4,149	1,632
Gain on sale of interest in FireOne	-	-	30,411	-

(Loss) earnings from continuing operations before income taxes and non-controlling interest	(14,533)	2,473	22,281	(5,616)

Income tax provision	3,667	671	11,008	1,188

(Loss) Earnings from continuing operations before non-controlling interest	(18,200)	1,802	11,273	(6,804)

Non-controlling interest	2,443	-	4,181	-

(Loss) earnings from continuing operations	(20,643)	1,802	7,092	(6,804)

Loss from discontinued operations, net of income taxes	-	(1,347)	(6,327)	(6,613)

(Loss) gain on disposal of net assets from discontinued operations, net of income taxes	-	-	(188)	4,164

Net (loss) earnings	$(20,643)	$455	$577	$(9,253)

Weighted average number of shares:
Basic	23,217	22,220	22,869	20,290
Plus impact of stock options and warrants	3,119	544	2,475	137

Diluted	26,336	22,764	25,344	20,427

Earnings (loss) per share :
Continuing operations:
Basic	$(0.89)	$0.08	$0.31	$(0.34)
Diluted	(0.89)	0.08	0.28	(0.34)
Discontinued operations:
Basic	-	(0.06)	(0.28)	(0.12)
Diluted	-	(0.06)	(0.26)	(0.12)
Net:
Basic	(0.89)	0.02	0.03	(0.46)
Diluted	(0.89)	0.02	0.02	(0.46)

OPTIMAL GROUP INC.
Consolidated Statements of Cash Flows

Three and twelve month periods ended December 31,
(expressed in thousands of US dollars)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
	Unaudited	Unaudited	Unaudited	Audited

Cash flows from operating activities:
Net (earnings) loss from continuing operations	$(20,643)	$1,804	$7,092	$(6,804)
Adjustments for items not affecting cash:
Non - controlling interest	2,443	-	4,181	-
Amortization	3,725	1,378	10,787	4,330
Future income taxes	1,465	577	2,682	983
Stock-based compensation	14,090	1,904	22,403	5,736
Inventory write-downs	-	-	-	2,931
Foreign exchange	7	(523)	562	(523)
Impairment losses	7,142	-	8,657	-
Loss on disposal of property and equipment	-	-	48	-
Gain on sale of interest in FireOne	-	-	(30,411)	-
Net change in operating assets and liabilities	6,070	9,680	30,540	4,168
	14,299	14,820	56,541	10,821
Cash flows from financing activities:
Proceeds from issuance of FireOne common shares	16	-	16	-
Decrease (increase) in bank indebtedness	1,715	(3,626)	(480)	(3,328)
Repayment of capital leases	(246)	(290)	(246)	(290)
Repurchase of Class "A" shares	(436)	-	(436)	-
Proceeds from issuance of Class "A" shares	806	307	7,508	482
	1,855	(3,609)	6,362	(3,136)
Cash flows from investing activities:
Purchase of property and equipment	(981)	(754)	(2,897)	(2,786)
Proceeds from sale of property and equipment	-	-	69	-
Proceeds from sale of assets	-	-	518	-
(Purchase) proceeds from maturity of short-term investments	(54,353)	(37,904)	5,852	9,242
Decrease (increase) in note receivable	62	(35)	138	33
Proceeds from sale of interest in FireOne	-	-	44,146	-
Increase in cash held in escrow	(742)	(2,794)	2,794	(2,794)
Cash acquired on acquisition of Terra	-	(10,547)	-	32,880
Acquisition of NPS, net of cash acquired of $126	-	(114)	(3,000)	(12,006)
Acquisition of MCA, including acquisition costs of $49	-	-	(3,722)	-
Acquisition of UBC, including acquisition costs of $277	-	-	(44,277)	-
Acquisition of Moneris, including acquisition costs of $266	(18,266)	-	(18,266)	-
Proceeds from disposition of business	-	-	-	30,194
Proceeds from disposition of investment in EBS	-	-	-	3,974
Transactions costs	(635)	-	(6,553)	(1,389)
Acquisition of RBA	742	-	742	-
Acquisition of Systech Retail Systems	-	(2,627)	-	(3,465)
	(74,173)	(54,775)	(24,456)	53,883

Effect of exchange rate changes on cash and cash equivalents during the period	223	1,996	(169)	1,776

Cash flows of discontinued operations:
Operating cash flows	75	934	(2,669)	(1,971)
Financing cash flows	-	-	(310)	(472)
Investing cash flows	-	-	-	(2,176)
	75	934	(2,979)	(4,619)
Net (Decrease) increase in cash and cash equivalents	(57,721)	(40,634)	35,299	58,725
Cash and cash equivalents, beginning of period	155,957	103,571	62,937	4,212

Cash and cash equivalents, end of period	$98,236	$62,937	$98,236	$62,937

Optimal Group Inc.
Consolidated Balance Sheets

December 31, 2005 and 2004
(expressed in thousands of US dollars)
	2005	2004
	Unaudited	Audited

Assets
Current assets:
Cash and cash equivalents	$98,236	$62,937
Cash held as reserves	22,722	18,739
Cash held in escrow	-	3,536
Short-term investments	82,361	88,213
Short-term investments held as reserves	3,014	2,104
Settlement assets	20,727	14,375
Accounts receivable	11,354	7,121
Income taxes receivable and refundable investment tax credits	1,055	773
Inventory	2,801	1,953
Prepaid expenses and deposits	1,972	1,138
Future income taxes	2,016	-
Current assets related to discontinued operations	504	2,845
	246,762	203,734

Long-term receivables	3,528	3,666
Non-refundable investment tax credits	-	4,747
Property and equipment	5,658	4,462
Goodwill and other intangible assets	117,090	68,525
Deferred compensation cost	-	1,807
Future income taxes	683	3,979
Other asset	10,462	-
Long-term assets related to discontinued operations	500	4,326
	384,683	295,246

Liabilities and Shareholders' Equity
Current liabilities:
Bank indebtedness	$8,390	$8,301
Customer reserves and security deposits	112,422	77,574
Accounts payable and accrued liabilities	26,706	21,867
Deferred revenue	921	1,591
Income taxes payable	8,998	403
Current portion of obligations under capital leases	338	242
Future income taxes	836	917
Current liabilities related to discontinued operations	181	3,358
	158,792	114,253

Non - controlling interest	12,926	-
Future income taxes	8,958	3,794
Other payable	258	-
Deferred revenue	214	318
Obligations under capital leases	245	200
Shareholders' equity:
Share capital	195,149	184,191
Additional paid-in capital	25,884	10,557
Deficit	(16,259)	(16,583)
Cumulative translation adjustment	(1,484)	(1,484)
	203,290	176,681

	384,683	295,246

Annex A

Use of Non-GAAP Financial Information

We supplement our reporting of earnings (loss) from continuing operations before income taxes and non-controlling interest determined in accordance with Canadian and U.S. GAAP by reporting "underlying earnings (loss) from continuing operations before income taxes and non-controlling interest" as a measure of earnings (loss) in this earnings release. In establishing this supplemental measure of earnings (loss), we exclude from earnings (loss) from continuing operations before income taxes and non-controlling interest those items which, in the opinion of management, are not reflective of our underlying core operations.

Examples of the type of items which are included in our earnings (loss) from continuing operations before income taxes and non-controlling interest as determined in accordance with Canadian and U.S. GAAP, but which are excluded in establishing underlying earnings (loss) from continuing operations before income taxes and non-controlling interest may include, but are not limited to restructuring charges, inventory write-downs, stock-based compensation, amortization of intangible assets, amortization of property and equipment, foreign exchange gains and losses, impairment losses and gain on sale of investments. Management believes that underlying earnings (loss) from continuing operations before income taxes and non-controlling interest is useful to investors as a measure of our earnings (loss) because it is, for management, a primary measure of our growth and performance, and provides a more meaningful reflection of underlying trends of the business.

Underlying earnings (loss) from continuing operations before income taxes and non-controlling interest does not have a standardized meaning under Canadian or U.S. GAAP and therefore should be considered in addition to, and not as a substitute for, earnings (loss) from continuing operations before income taxes and non-controlling interest or any other amount determined in accordance with Canadian and U.S. GAAP. Our measure of underlying earnings (loss) from continuing operations before income taxes and non-controlling interest reflects management's judgment in regard to the impact of particular items on our core operations, and may not be comparable to similarly titled measures reported by other companies.

OPTIMAL GROUP INC.
Reconciliation of Non-GAAP Financial Information
(expressed in thousands of U.S. dollars)
	Three months ended			Twelve months ended
	December 31,		Sept. 30,	December 31,
	2005	2004	2005*	2005	2004
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited

(Loss) earnings from continuing operations before income taxes and non-controlling interest	(14,533)	2,473	3,399	22,281	(5,616)

Add (deduct):
Gain on sale of interest in FireOne	-	-	167	(30,411)	-
Impairment losses	7,142	-	-	8,657	-
Restructuring costs	3,299	-	-	3,565	923
Inventory write-downs pertaining to service costs	-	-	-	-	2,931
Stock-based compensation pertaining to selling, general and administrative expenses	14,090	1,904	3,579	22,403	5,736
Amortization of intangibles pertaining to transaction processing and service costs	3,139	829	2,485	8,626	2,542
Amortization of property and equipment	586	549	508	2,161	1,788
Foreign exchange (gain) loss	(91)	(894)	629	1,252	(1,021)

Underlying earnings from continuing operations before income taxes and non-controlling interest	13,632	4,861	10,767	38,534	7,283

* Extracted from third quarter results (please refer to our press release dated November 7, 2005)

OPTIMAL GROUP INC.
Reconciliation of Non-GAAP Financial Information by Segment
For the three-month period ended December 31, 2005
(expressed in thousands of U.S. dollars)

	Gaming	Non-gaming	Hardware maintenance & repair services	Eliminations/ unallocated	Consolidated
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Earning (Loss) from continuing operations before income taxes and non-controlling interest	6,957	(8,859)	(9,332)	(3,299)	(14,533)

Add (deduct):
Impairment losses	-	-	7,142	-	7,142
Restructuring costs	-	-	-	3,299	3,299
Stock-based compensation pertaining to selling, general and administrative expenses	3,176	9,697	1,217	-	14,090
Amortization of intangibles pertaining to transaction processing and service costs	225	2,766	148	-	3,139
Amortization of property and equipment	34	308	244	-	586
Foreign exchange (gain) loss	(86)	(149)	144	-	(91)

Underlying earnings (loss) from continuing operations before income taxes and non-controlling interest	10,306	3,763	(437)	-	13,632